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                                                                   EXHIBIT 10.86

                                    EXHIBIT A
                                       TO
                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                  AMENDED AND RESTATED AS OF FEBRUARY 24, 2005

 RESOLUTIONS APPROVED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
                             NEXTEL PARTNERS, INC.

APPROVAL OF 2006 OCF BONUS AND BONUS IN LIEU OF RESTRICTED STOCK

     WHEREAS, pursuant to the Letter Agreement, the Company is permitted to establish additional bonuses for all of its employees including the executive officers to, among other things, incent the officers to continue to achieve strong operating results pending the merger with Sprint Nextel Corporation, to retain the officers through the closing of the pending merger and to provide the officers with cash compensation in lieu of historical equity grants;

     WHEREAS, the Compensation Committee has engaged compensation experts to determine a fair, equitable and appropriate compensation for the executive officers and such experts have agreed that the compensation set forth in these resolutions is fair, equitable and appropriate in the given situation;

     NOW THEREFORE, BE IT RESOLVED, that the Company shall pay the executive officers an "OCF Bonus" in addition to any and all other compensation owed or owing to the executive officer in an amount and on the terms and conditions specified in the resolutions below:

     FURTHER RESOLVED, that subject to the conditions described in the resolutions below and consistent with the Letter Agreement, the executive officers listed below shall be eligible to receive an OCF Bonus in the amounts set forth below:

                                 2006 OCF BONUS

John Chapple   $750,000
Barry Rowan    $500,000
Jim Ryder      $500,000
Dave Aas       $400,000
Don Manning    $300,000
Philip Gaske   $275,000

     FURTHER RESOLVED, that the OCF Bonuses set forth above shall be paid on the earlier of (i) the first business day following the six month anniversary of the Closing (as defined in the Letter Agreement), and (ii) the termination of the executive's employment after the Closing without Cause or for Good Reason as defined in the executive's employment agreement;

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     FURTHER RESOLVED, that the full amount of the OCF Bonuses will be paid only based on the achievement through the end of the quarter immediately preceding the quarter in which the Closing occurs or as of the end of the quarter in which the Closing occurs if the Closing coincides with the end of the quarter (except that if the Closing occurs prior to the end of the first quarter of 2006, through the end of the month immediately preceding the month in which the Closing occurs) of at least 105% of the OCF targets to be established by the full Board of Directors at its regularly scheduled meeting in January 2006 (the "OCF Targets"). If at least 100% but less than 105% of the OCF Target is met at such time, a pro rata portion of the OCF Bonus will be paid, pro rated based on the number of days elapsed in 2006 through the Closing. If at least 100% of the OCF Target is not met at such time, no OCF Bonus will be paid.

     FURTHER RESOLVED, that the OCF Bonuses for calendar year 2006 as set forth above shall be calculated without taking into account (i) any expenses or costs associated with or arising as a result of the put right or the transactions contemplated by the Letter Agreement, (ii) any non-recurring charges that would not reasonably be expected to have been incurred had the put right or the transactions contemplated by the Letter Agreement not occurred, or (iii) any incremental marketing or similar expenses resulting from the fact that the Company is not being permitted to use the Sprint brand.

     FURTHER RESOLVED, that in lieu of receiving an annual grant of options, restricted shares or other equity compensation, the officers listed below shall receive a cash bonus in the amount listed below which cash bonus shall be vested and paid in full on the Closing:

                     2006 BONUS IN LIEU OF RESTRICTED SHARES

John Chapple   $769,500
Barry Rowan    $484,500
Jim Ryder      $427,500
Dave Aas       $342,000
Don Manning    $313,500
Philip Gaske   $228,000